Exhibit 23.2

May 2, 2006

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.,

Washington  DC  20549

Re: Georgia Exploration, Inc. – Form SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated May 2, 2006, of the following:

•

Our report to the Stockholders and Board of Directors of Georgia Exploration, Inc. dated April 25, 2006 on the financial statements of the Company as at March 31, 2006 and the statements of operations, changes in stockholders’ equity and cash flows for the period from February 21, 2006 (date of inception) to March 31, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DALE MATHESON CARR-HILTON LABONTE”

DALE MATHESON CARR-HILTON LABONTE

Chartered Accountants

Vancouver, B.C. CANADA